EXHIBIT 10.2

August 23, 2011

Par Pharmaceutical Companies, Inc.
Senior Credit Facilities
Commitment Letter

Par Pharmaceutical Companies, Inc.

300 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Attention: Keith A. Kucinski, Vice President and Treasurer

Ladies and Gentlemen:

You (the “Borrower”) have advised J.P. Morgan Securities LLC (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMCB”) that you intend to acquire the Target (the “Acquisition”) and consummate the other transactions (collectively, the “Transaction”) described in the introductory paragraphs of the Summary of Terms and Conditions attached as Exhibit A hereto (the “Term Sheet”).  Capitalized terms used but not defined herein are used with the meanings assigned to them in the Term Sheet.

In connection with the foregoing, you have requested that JPMorgan agree to structure, arrange and syndicate senior credit facilities as described in the Term Sheet in an initial aggregate principal amount of $450,000,000 (the “Facilities”), and that JPMCB commit to provide (i) the entire amount of the Term Loan Facility, (ii) a portion of the Revolving Credit Facility and (iii) to serve as administrative agent for the Facilities.

JPMorgan is pleased to advise you that it agrees to act as the sole and exclusive bookrunner and as a lead arranger for the Facilities.  Furthermore, JPMCB is pleased to advise you of its commitment to provide (i) the entire amount of the Term Loan Facility and (ii) up to $22,000,000 of the Revolving Credit Facility, in each case on the hereinafter-defined Closing Date upon the terms and subject to the conditions set forth or referred to in this commitment letter and in the Term Sheet (the Term Sheet, together with this commitment letter, the “Commitment Letter”).

It is agreed that JPMCB will act as the sole and exclusive Administrative Agent (the “Administrative Agent”), and that JPMorgan will act as the sole and exclusive bookrunner and as a lead arranger (in such capacities, the “Lead Arranger”) for the Facilities.  You agree that no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and in the Fee Letter referred to below) will be paid to Lenders in connection with the Facilities unless you and JPMorgan shall so agree.

JPMorgan intends to syndicate the Facilities (including, in our discretion, part of JPMCB’s commitment hereunder) to a syndicate of financial institutions identified by JPMorgan in consultation with you (together with JPMCB, the “Lenders”).  JPMorgan intends to commence syndication efforts promptly upon the execution of this Commitment Letter and after the execution of the Acquisition Agreement and public disclosure by the Borrower of the Acquisition, and you agree to actively assist

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JPMorgan in completing the syndication.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) the hosting, with JPMorgan, of one or more meetings of prospective Lenders and (d) as set forth below, assistance in the preparation of written materials to be used in connection with the syndication, including but not limited to a Confidential Information Memorandum, a Lender Presentation by your management and the Projections referred to below (collectively with the Term Sheet, the “Information Materials”).  Upon the request of JPMorgan or JPMCB, you will use your commercially reasonable efforts to cause the Target to furnish, for no fee, to JPMorgan and JPMCB an electronic version of the Target’s trademarks, service marks and corporate logo for use in marketing materials for the purpose of facilitating the syndication of the Facilities (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred.

You will assist us in preparing the Information Materials for distribution to prospective Lenders.  If requested (and to the extent deemed reasonably necessary) by JPMorgan, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Target, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans.  Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.  JPMorgan will not provide or distribute to any party any Information Materials without such authorization and any Private-Sider shall be required to keep such information confidential pursuant to customary confidentiality arrangements acceptable to JPMorgan and you.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises JPMorgan in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders:  (a) administrative materials prepared by JPMorgan and JPMCB for prospective Lenders (such as a lender meeting invitation, lender allocations and funding and closing memoranda), (b) notification of changes in the terms of the Facilities and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials.  If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Borrower hereby authorizes JPMorgan and JPMCB to distribute drafts of definitive documentation with respect to the Facilities to Private-Siders and Public-Siders.

The parties hereto agree that information and materials may be distributed or sent through electronic means (including IntraLinks, SyndTrak or another electronic workspace) and that the use of such means is expressly authorized hereby.

As the Lead Arranger, JPMorgan will manage (in consultation with you) all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  In acting as the Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties.  Additionally,

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the Borrower acknowledges and agrees that, as Lead Arranger, JPMorgan is not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and JPMorgan shall have no responsibility or liability to the Borrower with respect thereto.  Any review by JPMorgan of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMorgan and JPMCB and shall not be on behalf of the Borrower.

To assist JPMorgan in its syndication efforts, you agree promptly to prepare and provide (and use your commercially reasonable efforts to cause the Target to provide) to JPMorgan and JPMCB all information with respect to the Borrower and the Target and their respective subsidiaries, the Transaction and the transactions contemplated hereby, including all financial information and projections (together with any forward-looking statements, the “Projections”) as JPMorgan and JPMCB may reasonably request in connection with the arrangement and syndication of the Facilities.  You hereby represent and covenant that (a) Information Materials other than the Projections that have been or will be made available to JPMorgan and JPMCB by you or any of your representatives is or will be, when furnished and authorized to be distributed to the Lenders, complete and correct in all material respects when taken as a whole (including any then-existing filings with the United States Securities and Exchange Commission (the “SEC”)) and does not or will not, when furnished and authorized to be distributed to the Lenders, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading when taken as a whole (including any such filings with the SEC), in light of the circumstances under which such statements are made and (b) the written Projections that have been or will be made available to JPMCB or JPMorgan by you or any of your representatives have been or will be prepared based upon what you believe are reasonable assumptions at the time of preparing such Projections (it being recognized by JPMCB, JPMorgan and the Lenders that such Projections are not to be viewed as facts and that actual results may differ from the projected results, and such differences may be material); it being understood and agreed that, solely as they relate to matters with respect to the Target and its subsidiaries, the foregoing representations and warranties are limited to such matters as are within your knowledge.  You agree that if, at any time prior to the Closing Date and thereafter until completion of our syndication efforts, you become aware that any of the representations in the preceding sentence is incorrect, in any material respect, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations are correct, in all material respects, under those circumstances.  You understand that in arranging and syndicating the Facilities we may use and rely on the Information Materials without independent verification thereof (it being recognized by JPMCB, JPMorgan and the Lenders that any Projections are not to be viewed as facts and that actual results may differ from the projected results, and such differences may be material).

As consideration for JPMCB’s commitment hereunder and JPMorgan’s agreement to perform the services described herein, you agree to pay to JPMCB and JPMorgan the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered by you herewith (the “Fee Letter”).

JPMCB’s commitment hereunder and JPMorgan’s agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us a Target Material Adverse Effect (as defined below), (b) our satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower, the Target or any subsidiary thereof, (c) the negotiation, execution and delivery on or before the Termination Date (as defined below) of Credit Documentation (as defined in the Term

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Sheet) consistent with the Term Sheet, (d) JPMorgan having been afforded a reasonable period of time to syndicate the Facilities, which in no event shall be less than the period commencing on the date of this Commitment Letter and ending on October 6, 2011, (e) your performance of (1) all of your obligations hereunder that are to be performed on or prior to the Closing Date (as defined in the Term Sheet) to provide information and all of your obligations hereunder to be performed on or prior to the Closing Date to assist in the efforts to syndicate the Facilities and (2) all of your obligations hereunder and under the Fee Letter to be performed on or prior to the Closing Date, (f) your satisfaction of the other conditions set forth or referred to in the Term Sheet that are to be satisfied on or prior to the Closing Date and (g) solely with respect to the Revolving Credit Facility, the portion of the Revolving Credit Facility not being provided by JPMCB (i.e. $78,000,000) shall be provided by the other Lenders (it being understood and agreed that (i) the closing of the Revolving Credit Facility is not a condition to the closing of the Term Loan Facility, (ii) if the aggregate commitments for the Revolving Credit Facility are less than $100,000,000 at the time the Term Loan Facility closes, the Revolving Credit Facility shall close at the same time as the Term Loan Facility and the difference between $100,000,000 and such aggregate commitments for the Revolving Credit Facility shall be added to the Post-Closing Accordion as described in the Term Sheet, (iii) the initial Revolving Credit Facility shall close concurrently with the closing of the Term Loan Facility pursuant to the same Credit Documentation and (iv) in the event the aggregate commitments for the Revolving Credit Facility on the Closing Date are less than $100,000,000, JPMCB’s commitment in respect of the Revolving Credit Facility shall equal 22% of such aggregate commitments).  As used herein, (1) “Target Material Adverse Effect” means any event, occurrence, fact or change that, individually or in the aggregate with all such events, occurrences, facts or changes, has, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, properties, financial condition or results of operations of the Target and its Subsidiaries taken as a whole; or (b) the ability of the Target to consummate the transactions contemplated by the Acquisition Agreement on a timely basis, except that any event, occurrence, fact, condition or change resulting from any of the following shall not be deemed a Target Material Adverse Effect:  (i) any change in conditions in the United States, foreign or global economy or capital or financial markets, including any change in interest or exchange rates; (ii) any regulatory, political or economic condition generally affecting the generic pharmaceuticals industry; (iii) changes in United States generally accepted accounting principles or the interpretation or enforcement thereof by a United States or foreign, federal, state, local or other governmental, administrative or regulatory authority, agency, bureau, commission, department or other governmental or administrative instrumentality, subdivision, court, arbitrator, tribunal or body (each, a “Governmental Authority”); (iv) the execution and announcement of the Acquisition Agreement, including any effect on customer, supplier, distributor, licensor, licensee, employee or similar relationships resulting therefrom; (v) the adoption, implementation, promulgation, repeal, modification or reinterpretation by any Governmental Authority of any order, writ, injunction (temporary or permanent), sanction, judgment, ruling or decree of any Governmental Authority, government program, industry standard or any applicable (a) federal, state, local, foreign, international, multination or administrative law (including common law), statute, code, ordinance, rule, regulation or other requirement, or (b) binding judicial or administrative interpretation of any of the foregoing or any governmental requirements or restrictions of any kind; or (vi) any natural disaster, hostilities, act of terrorism or war (whether declared, pending or threatened) or the material escalation or material worsening of any such natural disaster, hostilities, acts of terrorism or war; except, in the case of each of (i), (ii), (iii), (v) and (vi), for any such event, occurrence, fact, condition or change that has a disproportionate effect on the Target and its Subsidiaries, taken as a whole, as compared to other participants in the businesses and industries in which the Target and its Subsidiaries operate, (2) “Subsidiary” means, with respect to the Target, any corporation, limited liability company, partnership, joint venture or other legal entity of which the Target owns, directly or indirectly, either alone or through or together with any other Subsidiary of the Target, voting stock or other voting equity interests representing more than 50% of the voting equity interests thereof or more than 50% of the ordinary voting power thereof and (3) “Termination Date” means (i) the 180th day from the date hereof (the “180th Day”) (as the 180th Day may be extended pursuant to this

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definition, the “Final Date”); or (ii) that date that is 90 days from the 180th Day, if on the 180th Day the conditions to the closing of the Acquisition (the “Acquisition Closing”) set forth in Section 7.1 of the Acquisition Agreement shall not have been satisfied but all other conditions to Acquisition Closing set forth in Articles VII, VIII and IX of the Acquisition Agreement shall be satisfied or waived or by their terms cannot be satisfied until or immediately preceding the Acquisition Closing (but which conditions would be satisfied if the date and time of the Acquisition Closing were the Final Date, as extended).  Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to you, the Target and its subsidiaries and their respective businesses and securities, the accuracy of which shall be a condition to availability of the Facilities on the Closing Date (as defined in the Term Sheet), shall be (i) such representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your obligation to close under the Acquisition Agreement or you have the right to terminate your obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (collectively, the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied or waived.  For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet relating to corporate existence, compliance with law, corporate power and authority, enforceability of Credit Documentation, no conflict with law or contractual obligations, Federal Reserve regulations, Investment Company Act, solvency and use of proceeds.  Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, the only conditions to availability of the Facilities on the Closing Date are set forth in this paragraph and Part IV of the Term Sheet under the heading “Initial Conditions.”  This paragraph and the provisions herein shall be referred to as the “Certain Funds Provision.”

You agree (a) to indemnify and hold harmless JPMCB, JPMorgan and their respective affiliates and the respective officers, directors, employees, advisors and agents of such persons (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof or any transaction  contemplated thereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and whether commenced by you or by any third party, and to reimburse each indemnified person promptly upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of (or, pursuant to a claim made by the Borrower, material breach of its obligations under this Commitment Letter by) such indemnified person, and (b) to reimburse JPMCB and JPMorgan and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, electronic distribution expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.  Neither you nor any indemnified person shall be liable for any damages arising from the use by others of Information Materials or other materials obtained through electronic telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities or its activities related thereto; provided that nothing contained in this sentence shall limit your indemnity obligations to any indemnified person in respect of claims made by third parties for any

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special, indirect, consequential or punitive damages in connection with the Facilities or such indemnified person’s activities related thereto.

This Commitment Letter shall not be assignable by (i) you without the prior written consent of JPMCB and JPMorgan and (ii) JPMCB or JPMorgan without your prior written consent (and, in each case, any purported assignment without such consent shall be null and void).  This Commitment Letter is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons.  JPMCB may assign its commitment hereunder, in whole or in part, to any of its affiliates with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) and upon such assignment, JPMCB will be released from that portion of its commitment hereunder that has been assigned.  Furthermore, and without limiting your obligations to assist with syndication efforts as set forth herein, we agree that (except for purposes of determining whether a Successful Syndication has been achieved under the market flex provisions of the Fee Letter) JPMCB will not be released from its commitment hereunder in connection with any syndication or assignment to any Lender unless (A) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld or delayed) and (ii) any such Lender has entered into an amendment or joinder with respect to this Commitment Letter committing to provide a portion of the Facilities (in which case JPMCB’s commitment hereunder shall be reduced at such time by an amount equal to the commitment assumed by such Lender) or (B) such Lender shall have entered into the applicable Credit Documentation and committed or funded the portion of the Facilities required to be committed or funded by it on the Closing Date.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMCB and JPMorgan.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.  The parties hereto consent to the exclusive jurisdiction and venue of any state or federal courts sitting in the Borough of Manhattan in the City of New York.  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in any such court.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, agents and advisors (and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking) and, on a confidential basis, those of the Target, in each case who are directly involved in the consideration of this matter (except that the Fee Letter may not be disclosed to the Target or any of its officers, directors, agents or advisors), (b) as may be required in a judicial or administrative proceeding to enforce your rights hereunder or (c) as may be compelled or required in a judicial or administrative proceeding (in which case you agree to inform us promptly thereof) or as otherwise required by law or, in the case of the Commitment Letter but not the Fee Letter, regulation.

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You acknowledge that JPMorgan, JPMCB and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  Neither JPMCB or JPMorgan nor any of their affiliates will use confidential information obtained from you or your affiliates or from your officers, directors, employees, advisors, and agents, or from anyone on your behalf, by virtue of the transactions contemplated by this letter or their other relationships with you and your affiliates in connection with the performance by JPMCB and JPMorgan or their affiliates of services for other companies, and will not furnish any such information to other companies.  You also acknowledge that JPMCB and JPMorgan have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.  You further acknowledge that JPMorgan is a full service securities firm and JPMorgan may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Company and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

JPMCB and JPMorgan may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of JPMCB or JPMorgan hereunder.

The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination, in accordance with its terms, of this Commitment Letter or JPMCB’s commitment hereunder in accordance with the terms of this Commitment Letter.

Each of JPMCB and JPMorgan hereby notifies you that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each of the Lenders may be required to obtain, verify and record information that identifies you, which information may include your name and address and other information that will allow JPMCB and JPMorgan and each of the Lenders to identify you in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for JPMCB, JPMorgan and each of the Lenders.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to JPMorgan executed counterparts hereof and of the Fee Letter not later than 7:00 a.m., New York City time, on August 24, 2011.  JPMCB’s commitment and JPMorgan’s agreements herein will expire at such time in the event JPMorgan has not received such executed counterparts in accordance with the immediately preceding sentence.  In the event that the initial borrowing under the Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitment hereunder shall automatically terminate.  “Expiration Date” means the earliest of (i) the Termination Date, (ii) the closing of the Acquisition without the use of the Facilities and (iii) the termination of the Acquisition Agreement prior to closing of the Acquisition; provided that the reimbursement and indemnification provisions contained herein shall survive any such termination.

[Signature Page Follows]

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JPMCB and JPMorgan is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

		By:	/s/ James A. Knight
Name: James A. Knight
Title: Vice President

J.P. MORGAN SECURITIES LLC

		By:	/s/ Cornelius J. Droogan
Name: Cornelius J. Droogan
Title: Managing Director

Accepted and agreed to as of the date first written above by:

PAR PHARMACEUTICAL COMPANIES, INC.

By:	/s/ Michael A. Tropiano
Name: Michael A. Tropiano
Title: Executive Vice President and Chief Financial Officer

Commitment Letter

Exhibit A

PAR PHARMACEUTICAL COMPANIES, INC.

SENIOR CREDIT FACILITIES

Summary of Terms and Conditions

August 23, 2011
_______________________________

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.

Par Pharmaceutical, Inc. (“Par”), a wholly-owned subsidiary of Par Pharmaceutical Companies, Inc. (the “Borrower”) intends to acquire (the “Acquisition”) Anchen Pharmaceuticals, Inc. (the “Target”), all as previously described to JPMCB and JPMorgan.  In connection therewith: (a) Par will enter into an Agreement and Plan of Merger among Par, Admiral Acquisition Corp., the Target and Dr. Chih-Ming J. Chen, Ph.D. dated as of August 23, 2011 (together with all exhibits, schedules and disclosure letters thereto, the “Acquisition Agreement”) pursuant to which Par will acquire all of the stock and assets of the Target and its subsidiaries and (b) the Borrower will obtain senior credit facilities (the “Facilities”) in an aggregate principal amount of up to $450,000,000 (consisting of a $100,000,000 revolving credit facility and a $350,000,000 term loan A facility) as further described below.

The Acquisition and other transactions described above and in the sources and uses table set forth on Annex II hereto (the “Table”) are collectively referred to herein as the “Transaction”.

Set forth below is a summary of the terms and conditions for the Facilities.

I. Parties

Borrower:	Par Pharmaceutical Companies, Inc. (the “Borrower”).

Guarantors:

The Borrower’s material direct and indirect domestic subsidiaries (consistent with the materiality standards set forth in the Existing Credit Agreement described below, the “Guarantors”) shall unconditionally guaranty all of the Borrower’s obligations under and in connection with the Revolving Credit Facility (as defined below) and certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof.

Collateral Trigger:

In the event the Total Leverage Ratio (as defined below) is greater than 2.50 to 1.00 at any time for two consecutive fiscal quarters (a “Collateral Trigger Event”; provided that, following a Collateral Release Event (as defined below), if any, a Collateral Trigger Event shall be deemed to have occurred if the Total Leverage Ratio is greater than 2.50 to 1.00 for one fiscal quarter), then the obligations of the Borrower and the Guarantors under the Facilities shall be secured by (i) a first priority perfected security interest (subject to permitted encumbrances to be mutually agreed upon by JPMorgan and the Borrower) in and lien on the existing and future real and personal property of the Borrower and each Guarantor (subject to exceptions and qualifications to be mutually agreed upon by JPMorgan and the Borrower) and (ii) a pledge of, and a first perfected security interest (subject to permitted encumbrances to be mutually agreed upon by JPMorgan and the Borrower) in, 100% of the equity interests of each of the Borrower’s existing and future direct and indirect subsidiaries; provided, that if a pledge of 100% of the voting shares of equity interests of any foreign subsidiary would give rise to a material adverse tax consequence, such pledge shall be limited to 65% of the voting equity interests of the Borrower’s first-tier foreign subsidiary in the relevant ownership chain.  All of the collateral security described above is referred to collectively as the “Collateral”.  The Collateral will also secure certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof.

The foregoing Collateral arrangements will be released if no default is then continuing and the above-described Total Leverage Ratio is less than 2.00 to 1.00 for three consecutive fiscal quarters (a “Collateral Release Event”); provided that if a Collateral Trigger Event occurs after a Collateral Release Event, the foregoing Collateral requirements will be in effect; provided further that only one such release of collateral pursuant to a Collateral Release Event shall be permitted to occur during the term of the Facilities.

Sole Bookrunner and as a Lead Arranger:	J.P. Morgan Securities LLC (“JPMorgan” and, in such capacity, the “Lead Arranger”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB” and, in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other financial entities, including JPMCB, arranged by the Lead Arranger (collectively, the “Lenders”).

II. The Credit Facilities

A. Revolving Credit Facility

Type and Amount of Facility:	Five-year revolving credit facility (the “Revolving Credit Facility”) in an amount of up to $100,000,000 (the loans thereunder, the “Revolving Credit Loans”).

Availability:

The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date (as defined below) and ending on the fifth anniversary thereof (the “Maturity Date”).

Letters of Credit:

$10,000,000 of the Revolving Credit Facility (or such lesser amount determined by the Borrower) shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMCB and other Lenders requested by the Borrower (in such capacity, the “Issuing Lenders”).  No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Maturity Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day if such drawing is made before 10:00 a.m., Eastern time, or if after such time, the following business day.  To the extent that the Borrower does not so reimburse any Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis.

Swing Line Loans:

$10,000,000 of the Revolving Credit Facility (or such lesser amount determined by the Borrower) shall be available for swing line loans (the “Swing Line Loans”) from JPMCB (in such capacity, the “Swing Line Lender”) on same-day notice.  Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.  Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:	The Maturity Date.

Purpose:

The proceeds of the Revolving Credit Loans shall be used for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business, including permitted acquisitions but excluding the Acquisition.

B. Term Loan Facility

Type and Amount of Facility:

A term loan facility (the “ Term Loan Facility ”; and collectively with the Revolving Credit Facility, the “ Facilities ”) in the aggregate amount of $350,000,000 (the loans thereunder, the “ Term Loans ”; and collectively with the Revolving Credit Loans, the “ Loans ”).

Term Loan Availability:	The Term Loans shall be made available in a single drawing on the Closing Date.

Amortization	The Term Loans will amortize in equal quarterly installments in an aggregate annual amount equal to the percentage set forth below of the original principal amount of the Term Loan Facility:

Year 1: 5%
Year 2: 10%
Year 3: 15%
Year 4: 20%
Year 5: 50%

Maturity:	The Term Loans will mature on the Maturity Date. The remaining aggregate principal amount of the Term Loans will be payable on the Maturity Date.

Purpose	The proceeds of the Term Loans shall be used to finance the Acquisition and for general corporate purposes of the Borrower.

C. Expansion Feature

Pre-Closing Oversubscription:

On or prior to the Closing Date, in the event that the Lenders’ initial commitments for the Facilities delivered to the Lead Arranger exceed $450,000,000 in the aggregate (and a “Successful Syndication” (as defined in the Fee Letter) has been achieved), the Borrower may, at its option and in consultation with the Lead Arranger, request that the aggregate principal amount of the Facilities be increased; provided that any increase of the Facilities shall not exceed an aggregate amount equal to $150,000,000.

Post-Closing Accordion:

Subsequent to the Closing Date, the Borrower may, at its option and subject to conditions as set forth in the Existing Credit Agreement, request to increase the aggregate amount of the Revolving Credit Facility or obtain incremental term loans (in each case without the consent of any Lender not participating therein); provided that the aggregate amount of any such increase and incremental term loan facility shall not exceed an amount equal to the sum of $150,000,000 plus the positive difference between $100,000,000 and the aggregate commitments for the Revolving Credit Facility on the Closing Date (less any increase of the Revolving Credit Facility and the Term Loan Facility effected pursuant to the Pre-Closing Oversubscription feature described above). The requested increase(s) may be assumed by one or more existing Lenders and/or by other financial institutions, identified by either the Borrower or the Administrative Agent and reasonably acceptable to the other.

	Mandatory Prepayments:	Revolving Credit Loans will be required to be prepaid if the aggregate revolving credit exposure under the Revolving Credit Facility exceeds the aggregate commitments thereunder.

The Term Loans shall be prepaid by amounts equal to:

(a)  100% of the net proceeds of any sale or issuance of equity and 100% of the net proceeds of any incurrence of debt after the Closing Date by the Borrower or any of the Guarantors (subject to exceptions to be agreed).

(b)  100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of the Guarantors of any assets, except for sales of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including capacity for reinvestment) to be agreed upon.

The foregoing mandatory prepayments shall be applied to repay then outstanding Term Loans pro rata against the remaining installments thereof.  Mandatory prepayments of the Term Loans may not be reborrowed.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts. Optional prepayments of the Term Loans may not be reborrowed.

IV.	Certain Conditions

Initial Conditions:

The availability of the Facilities shall be conditioned upon satisfaction (or waiver by JPMCB) of the conditions precedent set forth in this Part IV of this Term Sheet under the caption “Initial Conditions” and in the Certain Funds Provision in the Commitment Letter (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”) on or before the Termination Date:

(a)

The Borrower and the Guarantors shall have executed and delivered satisfactory definitive financing documentation with respect to the Facilities that is consistent with this Term Sheet (the “Credit Documentation”).

(b)

The Acquisition shall be consummated pursuant to the Acquisition Agreement, substantially concurrently with the initial funding of the Facilities, and no provision thereof shall have been amended, consented or waived in a manner materially adverse to the Lenders without the prior written consent of JPMCB (it being understood and agreed that changes to purchase price and transaction structure shall be deemed to be materially adverse to the Lenders).  The sources and uses of funding for the Transaction shall be substantially consistent with the Table or otherwise reasonably satisfactory to JPMCB.

(c)

The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

(d)

All governmental and third party approvals necessary in connection with the Acquisition and required for closing the Acquisition pursuant to the Acquisition Agreement, the financing contemplated hereby and, to the extent required to be obtained as of such date, the continuing operations of the Borrower and its subsidiaries, taking into account the Acquisition, shall have been obtained and be in full force and effect.

(e)

The Borrower shall have demonstrated, to JPMCB’s satisfaction, that at the time of and immediately after giving effect to the Transactions: a pro forma Fixed Charge Coverage Ratio of not less than 2.00 to 1.00 and a pro forma Total Leverage Ratio of not more than 2.25 to 1.00, in each case based on the financial results of the Borrower as of its most recently ended fiscal quarter for which the Borrower has publicly disclosed its financial statements, but adjusted on a pro forma basis to give effect to the Transaction and the financing contemplated hereby.

(f)

On the Closing Date, after giving effect to the Transaction, neither the Borrower, the Target nor any of their respective subsidiaries shall have any material indebtedness for borrowed money other than the Facilities and other indebtedness expressly contemplated by the Acquisition Agreement and the Credit Documentation.

(g)

The Lenders shall have received such legal opinions, documents and other instruments as are customary for transactions of this type as the Administrative Agent may reasonably request (which shall not include any opinions from the Target’s counsel unless the Acquisition Agreement requires that such opinions are given and that the Lenders may rely on such opinions).

(h)

The Administrative Agent shall have received evidence satisfactory to it that the Credit Agreement dated October 1, 2010 (the “Existing Credit Agreement”) among the Borrower, the lenders party thereto from time to time and JPMCB, as administrative agent, has been terminated and cancelled and any and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial Loans and except to the extent such credit facilities constitute permitted indebtedness under the Credit Documentation) and any and all liens thereunder have been terminated and released.

(i)

The Administrative Agent and the Lenders shall have received a written certification from an officer of the Borrower that, after giving effect to the Acquisition and any incurrence of indebtedness in connection therewith, (i) the Borrower and its subsidiaries, on a consolidated basis, are solvent and will be solvent subsequent to incurring the indebtedness in connection with the Acquisition, will be able to pay their debts and liabilities as they become due and will not be left with unreasonably small capital with which to engage in their business and (ii) the assets of the Borrower and its subsidiaries, on a consolidated basis, exceed their aggregate liabilities.

(j) Compliance with all applicable requirements of law, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.
On-Going Conditions:

The making of each extension of credit shall be conditioned upon (a) (i) in the case of the extensions of credit on the Closing Date, accuracy of the Acquisition Agreement Representations and accuracy of the Specified Representations and (ii) in the case of all extensions of credit after the Closing Date, all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) being true and correct, in all material respects, at the time of the making of such extension of credit and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.  As used herein and in the Credit Documentation a “material adverse change” shall mean (i) on the Closing Date, a Target Material Adverse Effect, and (ii) after the Closing Date, any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Credit Documentation or the rights or remedies of the Administrative Agent and the Lenders thereunder.

V. Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default that are substantially similar to those in the Existing Credit Agreement, except (in respect of new representation, warranties, covenants and defaults not provided under the Existing Credit Agreement) as described below, or as otherwise agreed to by the Borrower, the Lenders and the Administrative Agent on the Closing Date (in each case with materiality and other qualifications, thresholds, cure periods, delivery periods, and exceptions that are consistent, where applicable, with the Existing Credit Agreement or as otherwise mutually agreed to by the Borrower, the Lenders on the Closing Date and the Administrative Agent), including, without limitation:

Representations and Warranties:

Financial statements; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens and collateral documents; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; solvency; use of proceeds; accuracy of disclosure; and security interest (to the extent Collateral has been provided).

Affirmative Covenants:

Delivery of financial statements, reports, officers’ certificates and other information reasonably requested by the Lenders; payment of other obligations (except where (a) validity or amount is being contested in good faith by appropriate proceedings, (b) adequate reserves with respect thereto have been set aside and (c) the failure to make payment pending such contest could not reasonably be expected to have a material adverse effect); continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders (through the Administrative Agent) to inspect property and books and records once a year if no default exists and any time during a default (provided that, unless there is a continuing default or an enforcement, the Borrower shall not be required to reimburse for more than such inspection); notices of defaults, litigation and other material events; compliance with environmental laws; use of proceeds; guarantor requirements; and requirements regarding Collateral in the event of a Collateral Trigger Event.

Financial Covenants:

The Borrower will comply with the following financial covenants (Consolidated EBITDA (without giving effect to the AWP litigation settlements or the Strativa restructuring charges) to be based on trailing twelve months):

- Total Leverage Ratio.  The Borrower shall maintain as of the end of each fiscal quarter a ratio (the “Total Leverage Ratio”) of Consolidated Total Indebtedness to Consolidated EBITDA of not more than 3.00 to 1.00.

- Fixed Charge Coverage Ratio.  The Borrower shall maintain as of the end of each fiscal quarter a ratio (the “Fixed Charge Coverage Ratio”) of (i) Consolidated EBITDA minus Consolidated Capital Expenditures to (ii) the sum of Consolidated Net Interest Expense plus scheduled principal payments (calculated in accordance with GAAP) of not less than 2.00 to 1.00.

Financial covenants shall be calculated (i) without giving effect to any election by the Borrower or any of its subsidiaries to value any of its indebtedness or liabilities at “fair value” under and as defined in Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) and (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.  The financial covenants shall apply to the Borrower and its subsidiaries on a consolidated basis with definitions to be consistent with the Existing Credit Agreement.

Negative Covenants:

Limitations on: indebtedness; liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of equity interests; investments, loans, advances, guarantees and acquisitions; optional payments and modifications of subordinated debt instruments; transactions with affiliates; sale and leasebacks; swap agreements; changes in fiscal year; restrictive agreements; and changes in lines of business.

Events of Default:

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of three (3) business days; representations and warranties being untrue and incorrect in any material respect on the date made; Credit Documentation ceasing to be in full force and effect or the Borrower or any of its subsidiaries so asserting; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of thirty (30) days); cross-default; bankruptcy events; certain ERISA events; material judgments; and a change of control.

Voting:

Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of the Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity or amortization of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (b) the written consent of Lenders representing a majority in interest of each affected class shall be required with respect to certain changes to the Credit Documentation in a manner that by their terms adversely affect the rights in respect of payments due to Lenders holding Loans of any class differently than those holding Loans of any other class and (c) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the Collateral (other than pursuant to a Collateral Release Event and as otherwise provided by the Credit Documentation).

Assignments and Participations:

The Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing and (b) the Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund.  In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000 in the case of a commitment under the Revolving Credit Facility and $1,000,000 in the case of a Term Loan, unless otherwise agreed by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans.  Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions.  Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above.  Pledges of Loans in accordance with applicable law shall be permitted without restriction.  Promissory notes shall be issued under the Facilities only upon request.

Yield Protection:

The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted or issued) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:

The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arranger and their affiliates associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one counsel for the Administrative Agent and Lead Arranger) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable fees, disbursements and other charges of one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent and one additional counsel for all the Lenders other than the Administrative Agent and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Lead Arranger, the Lenders and their affiliates and the respective officers, directors, employees, advisors and agents of such persons will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court by a final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of the indemnified party or (y) a material breach by the indemnified party of its obligations under the Credit Documentation pursuant to a claim made by the Borrower).

Defaulting Lenders:	The Credit Documentation will contain the Administrative Agent’s customary provisions in respect of defaulting lenders, which shall include the bankruptcy or insolvency of a Lender.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Lead Arranger:	Sidley Austin LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin;

provided, that all Swing Line Loans shall bear interest based upon the ABR.

As used herein:

“ABR” means the greatest of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the LIBO Rate for a one month interest period on the applicable date plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities and other applicable mandatory costs.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for one, two, three or six months or, with the consent of each Lender, other periods (in each case as selected by the Borrower) are quoted on the applicable Reuters screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:

The Borrower shall pay a commitment fee calculated at the rate prescribed in the pricing grid attached hereto as Annex I-A on the average daily unused amount of the Revolving Credit Facility, payable quarterly in arrears.  For purposes of calculating the commitment fee, Swing Line Loans shall not be considered usage of the Revolving Credit Facility.

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Letter of Credit Fees:

The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit.  Such commission shall be shared ratably among the Lenders and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the applicable Issuing Lender for its own account.  In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the applicable Issuing Lender for its own account.

Default Rate:

At any time when the Borrower is in default in the payment of any amount of principal due under the Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto.  Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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Annex I-A

Pricing Grid

Pricing Level	Total Leverage Ratio	Commitment Fee	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
Level I	< 1.00 to 1.00	0.375%	2.00%	1.00%
Level II	> 1.00 to 1.00 but < 2.00 to 1.00	0.375%	2.50%	1.50%
Level III	> 2.00 to 1.00	0.50%	3.00%	2.00%

If at any time the Borrower fails to deliver the quarterly or annual financial statements or certificates required under the Credit Documentation on or before the date such statements or certificates are due, Pricing Level III shall be deemed applicable for the period commencing three (3) business days after such required date of delivery and ending on the date which is three (3) business days after such statements or certificates are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable.

Except as otherwise provided in the paragraph below, adjustments, if any, to the Pricing Level then in effect shall be effective three (3) business days after the Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding the foregoing, Pricing Level II shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Borrower’s first fiscal quarter ending after the Closing Date (unless such financial statements demonstrate that Pricing Level III should have been applicable during such period, in which case such other Pricing Level shall be deemed to be applicable during such period) and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

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Annex II

SOURCES AND USES1

Sources:		Uses:
Term Loan Facility	$350,000,000	Purchase price for Acquisition	$410,000,000
Cash and cash equivalents	$60,000,000

TOTAL	$410,000,000	TOTAL	$410,000,000

1 All amounts in millions.

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